EXHIBIT 99.1

Force Protection Inc.

Second Quarter Investor Conference Call

September 30, 2008

Operator:                                                                                                                                        Greetings and welcome to the Force Protection Second Quarter Investor conference call.  At this time all participants are in a listen-only mode.  A brief question and answer session will follow the formal presentation.  If anyone should require Operator assistance during the conference, please press star, zero on your telephone keypad.  As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Mr. James Palczynski of Integrated Corporate Relations.  Thank you, you may begin.

James Palczynski:                                                                                       Good afternoon, everybody; thanks for joining us.  Before we get started, I’d just like to read the Company’s Safe Harbor language.

Certain statements in today’s call, including without limitation, statements relating to the Company’s business expectations for the remainder of 2008, statements relating to the beliefs of management of Force Protection, expectations or opinion and all other statements in this conference call, other than historical facts, are forward-looking statements as such term is defined in the Securities Exchange Act of 1934, as amended, which are intended to be covered by the Safe Harbors created thereby.  The numbers presented for the year ended December 31st, 2007, for the three months ended March 31st, 2008, and the three-month and six-month periods ended June 30th, 2008, reflect the numbers included in the Company’s 2007 annual report on Form 10-K, quarterly reports on Form 10-Q/A for the first, second and third quarters in ’07 and the quarterly reports on Form 10-Q for the first and second quarters of 2008.  Forward-looking statements are subject to risks and uncertainties, are subject to change at any time and may be affected by various factors that may cause actual results to differ materially from expected or planned results.

In addition to the statements discussed above, certain other statements are forward-looking, including without limitation, our expectations regarding profitability, our ability to address or identify material weaknesses and the progress made with respect to our internal controls, our expectations for the Cougar, Cheetah and Buffalo and their variants, additional orders for our military customers and the opportunity to remanufacture the Cougar fleet.  These statements are subject to numerous risks and uncertainties that are fully described in our recent filings with the Securities and Exchange Commission.

With that out of the way, I’d like to now turn the call

Though ViaVid Communications has used commercially reasonable efforts to produce this transcript, it does not represent or warrant that this transcript is error-free. ViaVid will not be responsible for any direct, indirect, incidental, special, consequential, loss of profits or other damages or liabilities which may arise out of or result from any use made of this transcript or any error contained therein.

over to Michael Moody, Force Protection’s Chief Executive Officer.

Michael Moody:                                                                                                Thank you, James.  Good afternoon and thank you for joining us to discuss our updated financial information.  With me today are Frank Scheuerell, our Interim Chief Financial Officer; Charlie Mathis, who will succeed him as our Chief Financial Officer effective tomorrow, October the 1st; and Damon Walsh, our Executive Vice President, Customer Operations.

With today’s filings, we are now compliant with the NASDAQ listing requirements.  Through the efforts of our employees and advisors, we have met our obligations under our NASDAQ compliance plan and have filed our outstanding filings with the SEC.  In addition to filing the Form 10-Qs for the first and second quarters of 2008, we have also filed our amended Form 10-Q/As for the 2007 quarters, which are consistent with our recently filed 2007 annual report on Form 10-K.

For the purposes of today’s call, my comments will be focused on 2008 performance; however, I’ll be happy to take questions related to the 2007 operational and financial performance.  As many of you will recall in our previous two investor calls, our comments were limited to a strategic discussion.  We’re now in a position to continue that conversation and, as promised, to discuss in detail our financial results.  To commence the call, I’d like to address our CFO transition plan; then I’d like to review the major financial and operational points from the first and second quarters of this year.  Next I’ll talk about the business in general, the environment we’re operating in and talk about the strategic path we’re pursuing, and finally, we’ll open the call to your questions.

As was announced in March of this year as part of an overall management realignment, we appointed Frank Scheuerell as the Interim Chief Financial Officer to lead our finance department and address our financial reporting deficiencies.  Frank has also been instrumental in working with Grant Thornton, our new independent auditors.  It has always been our plan that when the Company was current with its SEC filings and in compliance with the NASDAQ listing requirements, Frank would step down and the Company would appoint a new Chief Financial Officer.  Charlie Mathis joined us in June as our EVP of Finance.  Effective tomorrow, Charlie will become our Chief Financial Officer.  He’ll continue working with Frank Scheuerell to ensure an effective transition in our finance department.

Now I’d like to address the first quarter of 2008 financial results.  For the first quarter of 2008, we reported $403 million of net sales as compared to $105 million for the same period in 2007.  These numbers include $196 million of revenues which carried no gross profit associated with the vehicles produced by General Dynamics Land Systems under our subcontract arrangement.  During the first quarter, there were 780 Cougars and Cougar variants and 24 Buffalos delivered under our contracts.  This compares to just

191 Cougars and 18 Buffalos in the prior year’s first quarter.

Gross profit in the first quarter nearly doubled as compared to the first quarter of 2007, rising to $38.3 million from $19.7 million.  The shift in the gross margin, which went from 9.5%, which went to 9.5% from 18.8% in the prior year’s period, is almost entirely accounted for by the impact of the subcontracted revenue.  Absent that impact, gross margin percentage would have been virtually the same as that for the same period in the prior year.  You should also bear in mind that within cost of sales for the first quarter of 2008 is an approximately $2.8 million write-down of our inventory value.

General and administrative costs for the first quarter rose to $24.6 million versus $17.1 million for the first quarter of 2007, largely due to the growth in operations.  However, the first quarter of 2008 also includes higher legal, consulting and accounting fees and severance costs of approximately $3.5 million.  In addition, the G&A cost includes our $1.5 million contribution to the Medical University of South Carolina for brain trauma research at the new Traumatic Brain Injury Center.

Further, to get a clear sense of our operating profitability, you need to keep in mind that G&A costs for the first quarter of 2008 also includes a $4.9 million non-cash expense related to impairment of the Roxboro facility.  These increases in G&A costs were partially offset by the absence of a liquidated damages charge totaling $4.9 million incurred in the first quarter of 2007.  Operating income totaled $10.8 million for the first quarter versus a year ago operating loss of $2.4 million.

At the end of the first quarter, our cash balance was $88 million with no long-term debt.  Our accounts receivable were up and our inventories showed some reduction compared to the year end 2007.  We generated positive cash from operations for the quarter, but our cash flow in total was negative due to capital expenditures for systems enhancements and manufacturing capacity that were committed to in 2007.

Now I’d like to address the second quarter of 2008 financial results.  Net sales for the second quarter were $341 million versus $139 million in the year ago quarter and includes $143 million in revenues associated with vehicles subcontracted to General Dynamics.  During the second quarter, there were 565 Cougars and Cougar variants and 25 Buffalos delivered under our contracts.  This compares to 212 Cougars and 17 Buffalos in the prior year’s quarter.

Gross profit for the quarter rose 82% to $37.4 million versus the year ago level of $20.6 million.  Gross margin for the quarter was 11% versus 14.8% in the year ago quarter.  However, the gross margin was impacted by the vehicles produced by General Dynamics, which again in this quarter included no gross profit.

G&A expenses for the second quarter were $21.5 million, or up 24%, compared to $17.3 million for the second quarter of 2007.  These expenses included higher legal, accounting, auditing and consulting fees and the employee severance of approximately $5 million.  These increases were partially offset by the absence of a liquidated damages charge totaling $1.8 million incurred in the second quarter of 2007.  Operating income totaled $12.8 million for the quarter versus the year ago operating loss of $273,000.

At the end of the second quarter, our cash was $73 million, down from $88 million at the end of the first quarter of 2008.  We used cash to improve the timeliness of payments to vendors and reduce our accounts payable.  We contained cash outlays with the reduction of our inventory to $110 million from $135 million at the end of the first quarter.  We’ve built vehicles out of our existing inventory, and we wrote-down $1 million of excess and obsolete inventory in the quarter.  Accounts receivable decreased in the second quarter as compared to the first quarter of 2008 and we continued to have no long-term debt.

So to summarize the first half financial performance, for the first half of 2008 net sales were $744 million as compared to $243 million in the year end, in the earlier year period.  Gross profit for the first half of 2008 was $75.7 million as compared to $40.3 million for the same period in 2007.  Operating income during the first half was $23.6 million versus a loss of $2.6 million for the first half of 2007.  Our reported earnings for the first half of 2008 were $0.22 per share compared to less than $0.01 per share for the first half of 2007.  Shareholders’ equity for the first half of 2008 increased by $15 million to $247 million, compared to $232 million at the 2007 year end.

Although we recognized the improvements in the first half of 2008 over the comparable periods in 2007, we are by no means satisfied.  We’re committed to making further improvements in every aspect of our business.  Since February of this year, when I became Chief Executive Officer, we have focused on operating the business more efficiently.  This work will continue as we transfer our, transform our business and look forward.

At the same time we’ve been transforming the business and completing our restatements and bringing our filings current, we’ve also been working hard to exploit our strengths and address our weaknesses and to capitalize on our operational and strategic opportunities.  The key strength of Force Protection is in anticipating threats and developing capable survivability solutions.

We’ve pioneered the development of the MRAP category with the Cougar.  This led to a significant increase in our revenues,

improved capabilities and the creation of important partnerships for us.  The products and programs that have come out of this effort have been of a great benefit to our customers, our shareholders, our partners and, most importantly, to the war fighters.  That having been said, we created the MRAP category and currently have only a 27% share of the MRAP fielded fleet.  We did not make the most of the opportunity our innovation presented to us as the Company was not good at evolving itself and its products to meet the needs of the customer.  We recognized this and consider it a mandate to improve our level of responsiveness and coordination with both the United States Department of Defense and foreign military organizations.

We have recently received an award for five lighter weight test Cougar restricted terrain vehicles, which incorporate enhanced mobility, improved operational performance and higher levels of survivability protection.  This is consistent with the customer’s evolving requirements.  In addition, in response to the recent TACOM RFI for a lightweight vehicle, we nominated an enhanced Cheetah which we believe is particularly well suited to the customer’s requirements.  We believe that these and other innovations provide opportunities for Force Protection to help the customer improve the capability of our entire fielded fleet.

Our research and development effort is essential to keep us competitive.  For example, we have developed a proprietary composite armor package called Force Armor which addresses the threat from explosively formed projectiles, or EFPs, that have supplanted the improvised explosive devices, or IEDs, as a weapon of choice for the insurgents.  We expect our current MRAP delivery vehicles will be fitted with our new Force Armor protection and believe that this is a solution that should be incorporated as an add-on package to a wide range of technical vehicles, both ours and those from other manufacturers.  As we go forward, we expect to reinforce and expand our research and development capability in areas such as material science, blast- and ballistic- protection and innovations that arise from our work with the Medical University of South Carolina.  These efforts should lead to new products and improvements to the technology and our existing lines of business.

I’d like to turn now to the backlog.  At the close of the second quarter of 2008, we had a total of 763 vehicles in funded backlog.  Less than 200 of those vehicles will be produced by General Dynamics.  This backlog will take our production into the first quarter of 2008.  We are well aware of the key concern of some investors and analysts that once our current backlog is completed, we will face over capacity issues and a decline in profitability.  Let me begin this discussion by agreeing that this is a major risk for our business.

We have already taken steps to adjust our business to match our expected contract delivery order requirements and other opportunities, such as service sustainment and remanufacture, and we’ll continue to do so.  Since February, we have reduced our work force while we are currently achieving peak levels of production.  We’ve gone from approximately 1,900 employees and contractors at the end of 2007 to approximately 1,700 at June 30th this year and less than 1,500 as of today.  We have also created the partnerships necessary to service the surge demand that could come beyond our planned levels of capacity.  In this way, we will remain competitive on urgent programs that require quick delivery at the same time as we rationalize our infrastructure.

Finally, we’re focusing our research and development to upgrade existing products and to create new ones.  This will enable us to retain a leadership position.  While we are planning for lower capacity, we are working to create scenarios where we could see strong levels of vehicle production, service and sustainment, and we are working hard to ensure that we capture all of the business that is available to us.

There are several initiatives we are working on in this regard.  First, we are ramping up our domestic efforts to be closer to the customer and to seek a continued stream of business for Cougar variants and remanufacture and new business for Cheetah.  Second, we are continuing to actively pursue international sales opportunities.  Third, we are introducing a new A2 version of our very successful Buffalo vehicle and believe that this vehicle can provide long-term sales.  Finally, we are addressing our subcontractor relationship with General Dynamics to generate additional value for our shareholders and the customer.

Related to these initiatives is the need to improve the overall efficiencies of our operations and how well they are coordinated with engineering design and development.  There is a clear need to streamline our processes to generate margin improvement.  Our development capability must reinforce our speed to market with new products and services.  As new programs require heavier scale, we believe that our developing network of partnerships will serve us and our customers well.

All of this discussion about capacity and opportunity considered, I would also prompt you to remember that we have programs that do carry good visibility going forward.  The Buffalo is a unique, special purpose vehicle in high demand that has been designated by the U.S. Army as a program of record.  Additionally, our ability to service and support the fielded fleet of over 3,500 vehicles looks to continue.  As the size of the fleet increases, service and sustainment will grow and this will become a more meaningful business for us.  These two categories taken together generated approximately $111 million of sales in the first half of 2008.

As we move forward, we have the opportunity to leverage what has been created at Force Protection to continue as an important provider of survivability solutions.  As of today, I think the organization has a clearer sense of itself than ever before.  We know what we’re good at, we know where we need to get better, and we recognize what makes us different from our competitors.

Thank you for listening in to this investor call today.  I hope you all share our optimism for the future and our belief that we are a special company with strong opportunities.  Now that we’ve satisfied our reporting and disclosure requirements, we’ll get out on the road over the next several weeks to meet with many of you.  We also hope to see you at Modern Day Marine and the AUSA trade shows this week and next.

I’d now be happy to answer questions.

Operator:                                                                                                                                     Thank you.  Ladies and gentlemen, we will now be conducting a question and answer session.  If you would like to ask a question, please press star, one on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press star, two if you would like to remove your question from the queue.  For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star key.

Our first question is from Chris Donaghey with SunTrust Robinson Humphrey.  Please go ahead with your question.

Chris Donaghey:                                                                                                 Hi, good evening, guys, and congratulations on finally getting all of this stuff out.  Michael, I wanted, first of all, as we’re going through trying to determine what a normalized margin would look like for the Company, you know, you walked through a lot of the details in the first and second quarter on inventory write-downs and severance.  What I wasn’t quite following is, were the excess or higher than expected legal and consulting fees included in those?  Or is that a, is there another number that we should be using as a number that might come out of a normalized looking quarter?

Michael Moody:                                                                                                     No, that, I think Charlie Mathis might answer that question.

Charlie Mathis:                                                                                                       Yes.  Hey, Chris.  The write-down of the inventory, that was in the cost of sales, the higher SG&A we had for the audit, legal and consulting fees were, was what Michael had mentioned, the $3.5 million in the first quarter and the $5 million in the second quarter, and that was all in the G&A.

Michael Moody:                                                                                                     And those items are included in the SG&A, in the number that I provided for the SG&A additional expenses.

Chris Donaghey:                                                                                                 Okay.  So in Q1 you had $3.5 million in severance

and the higher than expected legal and consulting fees, the $1.5 million contribution to the Medical University of South Carolina, and then the $4.9 million non-cash expense?

Charlie Mathis:                                                                                                       Right (inaudible).

Chris Donaghey:                                                                                                 Due to Roxboro?

Michael Moody:                                                                                                     Correct.  They’re all separate items.

Chris Donaghey:                                                                                                 Okay.  And then in the second quarter, the $5 million was for severance as well as the elevated legal and consulting?

Charlie Mathis:                                                                                                       Correct (inaudible).

Chris Donaghey:                                                                                                 Okay, great.  I got all that.  And then in the second quarter, there was only $1 million in inventory write-down?

Charlie Mathis:                                                                                                       That’s correct.

Chris Donaghey:                                                                                                 Okay.  And so are we, are you comfortable with the inventory levels now?  And, you know, should we expect any more inventory write-downs or is that pretty much taken care of?

Charlie Mathis:                                                                                                       We’re comfortable with the inventories now.

Chris Donaghey:                                                                                                 Okay, great.  Thanks for the, that should be it for the historical looking stuff.  Now as we look forward, international opportunities beyond the U.K.?  I know that there’s been some reporting in Defense News recently about the U.K. potential significantly, getting significantly larger, but beyond the U.K., you know, can you quantify at least the number of different countries that are out there that you’re pursuing international sales with?

Michael Moody:                                                                                                     Let me answer that initially.  Damon Walsh, who’s on the call, might want to add to this as well.  The number of active negotiations or discussions we have is really not much different, Chris, than the number we reported on the last investor call, which I think we had indicated about half a dozen.  And we have, we are obviously actively supplying the United Kingdom, Canada, Italy; there are a number of countries we’re currently supplying to, France as well, but we have active discussions with six other countries.

In terms of the size of orders, some of them are potentially really significant; some of them are quite a bit smaller.  But overall from an international point of view, there are, with the exception of the substantial orders that we’ve fulfilled and I believe there was one order fulfilled by a competitor in Spain, (inaudible) competitor in Spain, there has been very little or none in terms of other orders that are being given.

Chris Donaghey:                                                                                                 Okay, great.  And on the RFI process for, that the Cheetah is part of, do you have any visibility into the timing of when a decision is going to be made on that?  And if it’s coming through a (inaudible) process, do they need to get every vehicle through testing?  Or can they use urgency to circumvent the normal process to start buying vehicles once they’re comfortable that enough data exists to buy vehicles?

Michael Moody:                                                                                                     Damon, I’m sure, would want to add to this.  I’m not sure we have real clarity on the timing.  Testing’s going to depend a lot, I think, on how comparable or similar these vehicles are to vehicles that have already been through a test.  So I think it’s going to really depend on what’s offered and what the view is on how this (inaudible) test that were already done.  Do you have other observations, Damon?

Damon Walsh:                                                                                                             Yes, I think Chris,  I think the timing appears that they’re going to take, they, it appears they got a lot of responses to the RFI, and it’s likely that they’re going to review those responses and there is still some question about whether the MRAP JPO will manage the acquisition or TACOM will manage the acquisition, but the likelihood is that in the next, probably the next month to two months, they will issue an RFP to come out asking for, an urgent RFP, asking for vehicles  based on production and test.

Relative to test, it’s a, they won’t be able to, they’ll never be able to field a vehicle that hasn’t been qualified in some form or fashion, so they’ll, that’ll be one of the first cuts as whether somebody, obviously somebody that has tested qualified vehicles will be in a better position to respond to the RFP, when and if it comes out.

Chris Donaghey:                                                                                                 Okay, great.  And then just to finish up on the vehicles themselves, the lightweight Cougar test vehicle order, you know, I found that interesting because it was my understanding that the Navistar order that was issued the same day kind of completed MRAP one orders so, you know, what do you see as the potential for this new, lighter weight Cougar given that it seems like MRAP one is kind of wrapped up?

I mean is this, is it possible that the Marine Corps comes back in and instead of rebuilding older versions of the Cougar, they just buy, you know, some of this newer version?  How should we think about the opportunity for that particular vehicle?

Michael Moody:                                                                                                     I’d say, I’ll tell you to that that order that was placed does complete MRAP or MRAP one as we knew it.  Certainly in terms of the order that we had for the five test vehicles, what we have been told by the customer is that there is a, there is substantial interest in getting these vehicles completed and in their hands as quickly as possible, that the situation in Afghanistan particularly is evolving.  There is a substantial amount of planning and activities the customer’s undertaking related to what they’re going to field in Afghanistan.  Obviously, the mechanism by which they achieve that, we’re really not clear at the moment, but certainly there is substantial interest in the vehicle and the improvements we’ve made to the vehicle.  Do you have anything to add to that, Damon?

Damon Walsh:                                                                                                             No.  I think that’s pretty much it.  It’s all like you said in the opening comments, it’s all part and parcel of an evolution that went from MRAP one, then it got heavier going to MRAP two; now they’re looking for a lighter, a vehicle that can provide the same MRAP style levels of protection and Humvee style levels of mobility.

Chris Donaghey:                                                                                                 Okay.  Thanks, guys.  And just one last question on R&D, you know, how should we think about the R&D expense going forward?  At now, two quarters in a row, about, or actually three if you go back to the fourth quarter, but up $3 million per quarter?

Michael Moody:                                                                                                     Well, let me comment first and Charlie will probably want to say something on that.  R&D is particularly important to the Company, obviously; that is a message that  is important to us and it’s very much part of the future.  We are looking at the R&D expenditures relating to the capability that we believe we need in that area, not necessarily as a percentage of sales or of some other metric.  One of the things that happened when we had this change in leadership of Force Protection was a refocus on the R&D area.  So in general terms, what I’d say to you is that if anything, we are likely to be, we are adding resources, adding some expenditure there, and as I indicated, we’re starting to see some dividends coming back already from that activity.

Chris Donaghey:                                                                                                 Okay, great.  Thanks a lot, guys.

Operator:                                                                                                                                        The next question is from Jim McIlree with Collins Stewart.  Please go ahead with your question.

Jim McIlree:                                                                                                                       Thanks, good evening.

Michael Moody:                                                                                                     Good evening, Jim.  How are you?

Jim McIlree:                                                                                                                       Great, thanks and you?

Michael Moody:                                                                                                     Good, thank you.  Thank you, nice to hear from you.

Jim McIlree:                                                                                                                       It looks like, if you X out all of the, let’s call it one-time charges, the South Carolina contribution, the severance, all of that, and the Roxboro impairment, that you’re running at about, you know, $15, $16 million of quarterly G&A.  Is that a number that’s likely to be stable going forward?  Or does that decline as your MRAP deliveries decline and you bring your area costs further in line?

Michael Moody:                                                                                                     Generally, the management of this business is committed to the capability and cost of the business being aligned with the orders and the revenues that we have; that is obviously a significant level of G&A expenditure.  If there is a, if there is a substantial reduction in our orders or our revenues going forward, I think you can expect a commensurate reduction in the G&A.

Jim McIlree:                                                                                                                       Okay.

Damon Walsh:                                                                                                             Yes, I would just agree with that but also say that, you know, we are here in the third quarter, and we don’t anticipate a whole lot of reduction in some of these higher costs because we’ve obviously been working over the restatement and working on a number of the accounting issues going forward but, so, but going forward I, like Michael said, we look to optimize and control the costs in the G&A going forward.

Jim McIlree:                                                                                                                       Okay, great.  I’m a little bit confused about the difference between the lightweight Cougar ordered for the five test vehicles and then the RFI that was put out.  Is there any connection between those two in your mind?  Or do you think that the customer has put any connection between those two?

Michael Moody:                                                                                                     There very well could be.  There are responses to what, one was a requirement from the JPO; the other came from TACOM.  I think in different ways they’re looking at the operational requirement in Afghanistan and in some way or other they could very well come together.  I think that from Force Protection’s point of view, they provide two excellent opportunities to present our innovation and protect, present different versions of our vehicles.

I think the way we’ve submitted to these really gives us a real good opportunity to say that the Cheetah [(inaudible)] in certain circumstances, and these vehicles could very well be complementary, just as the 4x and 6x are.  But I think both of our vehicles are good responses to the different requests, which are in a sense aiming at the same objective.

Jim McIlree:                                                                                                                       But does, in your mind, does Navistar’s win in that final MRAP delivery of lighter weight vehicles give them some sort of advantage in the RFI that becomes the RFP?

Michael Moody:                                                                                                     Not in my view, no.

Jim McIlree:                                                                                                                       Okay.  Even if the, even if that RFP eventually

becomes something run by, well I don’t know, I…  Okay, that’s answered.  I think, on the international side, you’ve been talking about the international market for some time now, and I’m trying to understand how it is that you are going after that market?  Do you, you know, how many people do you have pursuing those bids?  How much money are you spending there?  Can you give us some indication about how it is that you intend to win some of those bids?

Michael Moody:                                                                                                   We have a limited number of Force Protection employees who are involved on the international side.  I am personally involved myself.  Damon Walsh is also involved.  So from Force Protection employees’ point of view, it’s not a large number of people but it certainly has the attention of the leadership of the Company.  In many countries where we are seeking to win orders, we have sought to find the strongest and most capable agents we can and to work through those agents.

We are, we visit those companies regularly; we have our vehicles in those countries for test.  In some, on some occasions we look towards tightening  arrangements or relationships if some local manufacturing is required.  And to, and just generally that whole process does take some time.  Certainly, as we go forward, this is, continues to be a very important part and I will continue to be very actively involved and seeking to close some of these.

Jim McIlree:                                                                                                                    Okay.  And just one last thing.  Mike, I think you said that GD is going to deliver about 200 of the vehicles in backlog currently.

Michael Moody:                                                                                                   That’s [(unintelligible).]

Jim McIlree:                                                                                                                    Vehicles in backlog at the end of Q2.

Michael Moody:                                                                                                   Correct, less than 200.

Jim McIlree:                                                                                                                       Less than 200.  And so if we just, if we ignored the MRAP portion of Cougar and just talked about the other Cougars out there or the ones going to the U.K. and Canada, did you say those get wrapped up by Q1 ‘09?  Or were you referring to the MRAP portion that gets wrapped up by, or delivered by Q1 ‘09?

Michael Moody:                                                                                                     All of our backlog, including the orders for the [(inaudible)] Canada, this, or we’re talking about the Cougar, all of that currently funded backlog extends through the first quarter of 2009.  It’s not just MRAP; it’s everything.

Jim McIlree:                                                                                                                       Okay.  All right.

Michael Moody:                                                                                                     And obviously it’s important to us to start to fill that order book out going further.  Now as far as the, as far as the Buffalo is concerned, as I indicated, I mean there is, there are a lot, there’s a much longer term horizon for that, but with the Cougar, it’s really a question of us looking to win some other sales.

Jim McIlree:                                                                                                                       Okay.  So the things that are visible for 2009 would be Buffalo and some level of service and support and sustainment?

Michael Moody:                                                                                                     And then the completion of those Cougar variants in the first quarter.

Jim McIlree:                                                                                                                       Right, right.

Michael Moody:                                                                                                     But I think I’ve indicated, if, in terms of Buffalo and services  and sustainment, I think our first half of 2008 number was 111, so you can maybe make some calculations as to what that could mean for the whole year.

Jim McIlree:                                                                                                                       Right.  And I lied…

Michael Moody:                                                                                                     The other thing, the other thing I’ll generally mention to you, and maybe I didn’t make a precise enough reference to it in my remarks, is that we, as I’ve indicated on earlier calls, we are certainly working with the customer to look at remanufacturing opportunities.  It’s, the latest version of these vehicles that we’re delivering plus the restrictive terrain vehicle are substantial enhancements on the vehicles that we’ve, that we have previously delivered.  We have Force Armor that’s available to go on these vehicles as well, so there are a lot of things that we are working with the customer on, seeing if we can enhance the capability of these vehicles, not only in terms of survivability but they’re, particularly in Afghanistan, operating in extremely rugged environment; there are opportunities to enhance the springs and the axles to improve the power to weight ratio.  There are a lot of improvements which are recognized in our more recent vehicles.

Jim McIlree:                                                                                                                       Okay.  Is, have you become less confident or optimistic about the remanufacturing opportunities?

Michael Moody:                                                                                                     Well I have indicated earlier that I thought that we would get an order during 2008.  I’m not as confident that that will happen now.  I still believe that there will be a remanufacture effort.  It’s not clear to me exactly what the timeframe is going to be, but it’s also not really clear how much of that might involve bringing vehicles back to our facility and how much maybe [(inaudible)] be performed by our FSRs or working with the customer in theatre or close to theatre, and I think as the Department of Defense starts to plan out particularly, you know, it’s, Afghanistan is an unusual fight.  We go through fighting seasons and winters, and as we’re now starting to plan the next fighting season, a lot of these issues are being considered, and we are obviously talking to the customer about that.

Jim McIlree:                                                                                                                       Okay.  Very good.  Thank you very much.

Michael Moody:                                                                                                     Thank you, Jim.

Operator:                                                                                                                                        Your next question is from Joe Maxa with Dougherty & Company.  Please go ahead with your question.

Joe Maxa:                                                                                                                                       Thank you.  Michael, now that we’re at the end of Q3, could you give us a glimpse at what Q3 is going to look like as far as number of vehicles shipped in the quarter?

Michael Moody:                                                                                                     I really can’t.  What I’d prefer to do, now we’re timely, which is great.  We will obviously focus on getting our third quarter financials filed on a timely basis, and then we can go through that in detail.  The Company had historically been issuing monthly production numbers and I’m not quite sure that was really productive.

Joe Maxa:                                                                                                                                       Would you expect that GD had completed their portion of the MRAP vehicles in this quarter?

Michael Moody:                                                                                                     I think they’re well through them.    The other comment, though, which I did make, and you may have noticed that in my remarks, we, Force Protection is currently producing at or near record production levels.

Joe Maxa:                                                                                                                                       Okay.  Help me understand the ILS backlog.  Does that at all include ILS revenue that GD would be providing as part of the joint venture?

Michael Moody:                                                                                                     Yes, it does.

Joe Maxa:                                                                                                                                       So the ILS that you’ve reported in your income statement over the last four quarters, how much of that would have been a pass-through on the GD side?

Michael Moody:                                                                                                     In the first half of the year it’s very, very small, very, very small.

Joe Maxa:                                                                                                                                       Okay.  But what, but going forward, that’ll obviously be much larger?

Michael Moody:                                                                                                     Going forward, the dollars are being awarded much more towards service, sustainment, towards SFRs and spares and so what we’ll find as we go forward is that there’ll be less in terms of vehicles and there’ll be more in terms of spares and sustainment that we deliver and we’ll subcontract to General Dynamics.

Joe Maxa:                                                                                                                                       Is that, are you going to report that pass-through, like you are the vehicles?

Michael Moody:                                                                                                     I think we’re moving more towards a prime subcontractor situation.  So I think that the way in which, in earlier periods there was non-GAAP discussion and non-GAAP reporting.  I think, look, our relationship with General Dynamics, as it’s evolved and as this program has evolved, has moved away from that, and I think that we’re not likely to be continuing to single that out.  And we have relationships with a number of other subcontractors and providers that we don’t single out, so I think going forward we probably won’t be doing that.

Joe Maxa:                                                                                                                                       Okay.  So this doesn’t need to be novated  like you were trying to do with the vehicles, the ILS piece?

Michael Moody:                                                                                                     Contracts are all awarded to us.  Every contract’s awarded to us and then we have subcontract arrangements with General Dynamic Land Systems.

Joe Maxa:                                                                                                                                       Okay.  Can you give me an idea of what you, the trend, if you look at the first half ILS, is that what you expect would be a sustainable number going forward and through 2009?

Michael Moody:                                                                                                     It’s, I’m not, we’re not really in a position where we’re going to forecast 2009, but I think the general proposition is true, that more, there are more vehicles being fielded; these vehicles are being very actively used.  I think I’ve indicated to investors before, just from a vehicle maintenance point of view, these vehicles are getting five year service every six months.  They consume, just on a regular basis, tires and automatic components and then, of course, a lot of them suffer battle damage and have to be repaired as well.  The war in Iraq is changing; Afghanistan is changing, but with the increase in the number of fielded vehicles and the active use of them, this, we see this as a growing source of revenue.

Joe Maxa:                                                                                                                                       Let me ask you on the Buffalo, you have done, you know, in the 20s, 25, say average last couple, three quarters.  Should we be looking at that number going forward, even though your backlog is saying 22?  Or should we see a much less Buffalo per quarter as we progress?

Michael Moody:                                                                                                     Over a longer period of time, we really see those sorts of numbers as being what we’ll be producing.  We’re going through a, something of a transition with Buffalo at the moment.  We have completed, largely completed delivering the A1 Buffalos.  There are a couple going to some of our customers.  We have built the first of the A2 Buffalos; they are currently being assessed and evaluated by the customer.  While we go through that period, there is a, there’s a little bit of a lull in terms of what we’ll see in terms of orders, but as I’ve indicated, we really see this level of production from a long-term point of view for the Buffalo.

Joe Maxa:                                                                                                                                       Okay.  And then just let me, one last thing, on the U.K. orders; actually, the potential, they’re talking about another 100 Mastiffs.  Have you been, you know, talking to them about that as well as the 300, what they were calling the light support mine protected vehicles?  And [(inaudible)], and beyond that, I mean if you haven’t or if you have, when do you expect to hear more where you might see this progress to a contract?

Michael Moody:                                                                                                     We have been actively talking with the Ministry of Defence.  In fact, Damon Walsh is speaking to us this evening from the U.K..  He’s there, and he’s working with our United Kingdom customer.  The exact timing of an order is not easy to tell.  You’ll see just from published reports that the United Kingdom government needs to find the money, that they are clearly from public reports seeking to put that money in place to be able to place orders for these types of vehicles.  Certainly, the reports we’ve had from service personnel in the theatre, from the leadership in the Ministry of Defence and other leadership in the United Kingdom is that the vehicles have performed extremely well.  We are delivering vehicles at the moment.  We are talking to the U.K. about potential other orders.

Joe Maxa:                                                                                                                                       So that light support mine protected vehicle, are, do any of your vehicles meet that requirement?

Michael Moody:                                                                                                     We’re having discussions in some other areas at the moment, not specifically in that area.

Joe Maxa:                                                                                                                                       Okay.  Thank you very much.

Male Speaker:                                                                                                              Thank you.

Operator:                                                                                                                                        Your next question is from Josephine Millward with Stanford Group Company.  Please go ahead with your question.

Josephine Millward:                                                                               Good afternoon.

Michael Moody:                                                                                                     Good afternoon, Josephine.

Josephine Millward:                                                                               Michael, can you talk about what margins look like on service of your MRAP vehicles?  Are they better than, you know, just the sales of MRAP vehicles?  Or are they slightly lower?

Michael Moody:                                                                                                     I think it’s not unreasonable if you’re looking at a company to really, there can on a month-by-month or quarter-by-quarter basis be some difference in the margins, but I think that if you recognize the contracting arrangements we’re in that it’s, the margins between our different lines of business are not going to be that different.

Josephine Millward:                                                                               Okay.  So pretty consistent with your product sales?

Michael Moody:                                                                                                     Yes.

Josephine Millward:                                                                               It sounds like you have some interesting opportunities ahead of you.  Now, did you, did I understand you correctly when you said that you have developed an EFP defense armoring  kit?

Michael Moody:                                                                                                     Right.

Josephine Millward:                                                                               Now is that something you envision installing on your existing MRAP vehicles?  Or can you expand on that to give us a better sense of what the potential market opportunity might be?

Michael Moody:                                                                                                     We, in regard to the vehicles that are currently being delivered, we believe that this solution is going to be installed on those vehicles.  But we also recognize that this armor solution provides the same protection on all the previous vehicles that were delivered and on vehicles delivered by other manufacturers.

So one of the things that we are doing is not only having this vehicle, having this armor fitted to these deliveries, but talking to the customer and to others about how else this armor might be deployed.  It is a, it’s one of the first signs of the real development activity that’s being undertaken in our R&D area, and it’s certainly a substantial product for Force Protection.

Josephine Millward:                                                                               Can you give us a sense of how much one of these kits might run?

Michael Moody:                                                                                                     I don’t know that I can really do that, not on this call.

Josephine Millward:                                                                               Okay, no problem.

Michael Moody:                                                                                                     Thank you.

Josephine Millward:                                                                               Do you think the lengthy sales, government sales cycle, what if you don’t, you know, hear anything to add to your pipeline before the end of first quarter next year, do you think you would have to, you know, reduce your manufacturing, reduce your capacity?  And can you talk about what’s your contingency plan?

Michael Moody:                                                                                                     We need, just in general, Charlie Mathis can talk to this as well, we’re committed to having this business at the right size in terms of all of the resources, whether it’s facilities, the inventory we have and the employees we have, to make the business we have and the business we expect.  If we continue the development that we’re undertaking and there are some really good opportunities that we’re working on that will lead or could very well lead to orders.  Obviously, we need to recognize that as we plan the size of this organization.  But we are not going to continue an organization with a substantial capability that is not related to our orders or our expected orders.

Josephine Millward:                                                                               That’s very helpful.  Thank you.

Michael Moody:                                                                                                     Yes.

Operator:                                                                                                                                        Your next question is from Mike Self with Lake Union Capital Partners.  Please go ahead with your question.

Mike Self:                                                                                                                                    Hey, guys, congratulations on getting the files.

Male Speaker:                                                                                                           Thank you.

Michael Moody:                                                                                                     Thank you, Mike.  Good afternoon.

Mike Self:                                                                                                                                    Yes.  I have a question for you.  You mentioned in your comments that, with your JV with General Dynamics, that there were going to be opportunities to create shareholder value.  I was wondering if you could elaborate a little bit considering it’s a zero margin business right now?

Michael Moody:                                                                                                     Yes, the, just without going through too much of the history, the relationship  that was put in place with General Dynamics was, I believe, very valuable at the time it was undertaken.  I think it helped Force Protection in terms of the credibility it needed at the time that it was put in place, provided the production capacity that was needed in terms of a large number of orders that were coming through.

But both, certainly talking on behalf of Force Protection, but I believe General Dynamics feels the same way because we have actively discussed this, there’s a clear recognition that the relationship, or the MRAP program is evolving, the relationship is starting to evolve and there are, there is a real willingness by ourselves and General Dynamics to go back and look at the fundamentals of the relationship, to look at the relationship so that we extract the best benefit for the customer but also to be satisfied that the shareholders of each Company are properly rewarded for the investments they put into products, for the R&D activity, for the engineering activity and not just for the production.

So I think there’s an opportunity for us to go back here and really look at a new way in which this relationship can go forward.  I think it’s been an enormous benefit to both Companies so far, or certainly recognize the zero margin aspect of what the historic relationship has been.  But I think considering what this relationship has achieved in terms of deliveries of MRAP, the strong business relationship that’s developed between the organizations, there’s a great opportunity here for it to establish something that’s, as I said, beneficial to the customer and that may be more focused on some things than just delivery of trucks.

Mike Self:                                                                                                                                    Okay, great.  Thank you very much.

Michael Moody:                                                                                                     Yes.

Operator:                                                                                                                                        Your next question is from Mark Robins with The Robins Group.  Please go ahead with your question.

Mark Robins:                                                                                                                  Thank you.  Gentlemen, congratulations on getting all that hard work done.

Michael Moody:                                                                                                     Thank you, Mark.  Good afternoon.  How are you?

Mark Robins:                                                                                                                  Very well, thank you.  Just a couple of dribs and drabs, since we’re talking about tail ends, let’s first chat a little bit about the ILAV.  You know, we’re supposed to be winding down a little bit in Iraq, possibly sooner than we thought, and that means the Iraqis are going to have to have greater and greater responsibility, which should mean that there may be a need for the Iraqi light armored vehicle.  Is that going to be able to be resurrected?  And could that be, could you snake that back from BAE?

Michael Moody:                                                                                                     We, we’ve got a good relationship with BAE.  And the ILAV [(unintelligible)].

Mark Robins:                                                                                                                  No, excuse me, then.  Let me rephrase that.  Is there a chance that you could work in a good relationship, a partnership with BAE?

Michael Moody:                                                                                                     Thank you.

Mark Robins:                                                                                                                  Yes, excuse me.

Michael Moody:                                                                                                     We’ve got a good relationship with BAE.  We recognize that there are further opportunities in regard to, not only new or potentially new ILAV orders, but also the maintenance and service and sustainment of the current ILAV fleet.  I think Damon has been actively involved in some of those discussions and might be able to give you some more flavor to that as well.

Damon Walsh:                                                                                                             Hey, Mark.  The…

Mark Robins:                                                                                                                  Hi, Damon.

Damon Walsh:                                                                                                             The word from BAE is that there are still requirements floating out there for both the Iraqi military and the Afghan military for an ILAV style vehicle.  I think it may be tied up in waiting for the FY ‘09 budget, but the bottom line is, BAE is still confident and, like Michael said, we’ve endeavored to improve our relationship with them so that we can collectively go after greater markets for the ILAV, so yes, I think the possibility is still there that there’s going to be a demand for ILAVs.  There’s also, the Iraqi government is now pretty actively taking a lot more control over its own destiny, and they have a team in Washington that’s engaged in kind of  working on their own to solicit requirements, and we’re talking to them as well.

Mark Robins:                                                                                                                  Well now, if I remember correctly, the contract was originally written that, you know, if it was an ILAV given the relationship, you had a pretty good control over, not only how it was built and royalties, but how the follow-on repairs and so forth were handled as well.  Now, has that changed or is this a little more conciliatory tone?  Or is this how you can, has that, this is how you can work with BAE with other countries and future opportunities?

Damon Walsh:                                                                                                             No, it’s, we [(inaudible)] to the agreement.  It hasn’t changed.  We still do, the agreement with them is still that we do half the vehicle; they do half the vehicles and all of the spares and sustainment and life cycle support comes to us.

Michael Moody:                                                                                                     And the point that Damon just made is that we just recently extended that agreement.

Mark Robins:                                                                                                                  Okay.  So it’s really up to the powers that be and money and whether or not Iraqi even, Iraq wants to buy more?

Michael Moody:                                                                                                     I think that’s true, and I think the other point that Damon made is worthwhile reiterating, that it certainly appears to us and to BAE the Iraqis are taking a lot more of this in their own hands, and so we’ve certainly been reaching out to them and seeing if we can help this process move along.

Mark Robins:                                                                                                                  And then I’d like to go back to the discussion between the Cheetah and, you know, we have the Cougar and then we have the ILAV and then we have the lighter Cougar and now even a lighter, more mobile Cougar and, you know, I guess I’m having trouble distinguishing, it sounds like we’re metamorphasizing the two vehicles; they’re getting closer and closer and I would really appreciate maybe Damon or you, Michael, giving me a little better hand as to how to distinguish?

It sounds like they’re, you know, metal melding here, getting closer together.  Is there still, are they still [inaudible)] enough that we’re not stripping so much of the Cougar away that it’s going to become too light a vehicle to be really protective, give the soldiers sufficient protection?  Or are we beefing up the Cheetah too much so it becomes, you know, too heavy and too awkward in the field of operation?  I mean that’s what I’m afraid of.  Or am I just, am I just too much of an old war horse to, and remember too much of the problems of World War II?

Michael Moody:                                                                                                     Let me talk to that first and then I think Damon can.  I, as I’ve indicated before, I think that some of the responses we’ve given to this LRIP 13 with the restrictive terrain Cougar and what we’re doing in terms of the response to the RFI, to some extent, although they’re coming from different places, are being driven by the same requirements and particularly around Afghanistan.  But it’s clear to us that in different circumstances the lighter weight Cougar and the Cheetah can perform different functions, which a lot of this is about making vehicles lighter.  But the Cougar is never going to get down to the size or weight of a Cheetah.

The Cheetah has the opportunity to become, not only a lightweight vehicle that it is, but a significantly lighter weight vehicle that the Cougar will never get to.  The Cheetah has got much more ability to operate in very narrow straight and urban environments.  It’s potentially easier to carry in some of the ships, particularly the ships the marines use.  So it’s clear to us, even though there is some commonality to these requirements, that there’s still enough of a distinction between these two vehicles that we’re not morphing them together.

Mark Robins:                                                                                                                  Okay, all right.  I appreciate the explanation because we hear words but we don’t understand them, the real concepts and the reality of the beast.

Damon Walsh:                                                                                                             And, Mark, I would add that I think there’s a couple of different customer communities out there and, well let me add one point, I don’t think there is, on, Force Protection will never do anything that will compromise on the security.  We, there’s a level of protection that we just won’t go below because our reputation is better than anybody else’s in being able to keep the war fighters alive.  Having said that, the Marine Corps, in part, is looking at, they’ve made a substantial investment in almost pure fleeting with Cougars, so they’re very excited about the LRIP 13, the five test vehicles because, in part, they want to evaluate that for what are things they can do to take from that vehicle and then work with us to evaluate upgrades and block cycle changes that we can incorporate into the existing Cougar fleet.

Above and beyond that then you have the Army who is still, there’s still a lot of dynamics associated with what is the end state for their tactical wheeled vehicle fleet and the Cheetah or the LRIP 13 vehicle, the lightweight Cougar RT, could potentially satisfy some of their appetite.  But they are distinctly different.  The Cougar’s not getting super light and the Cheetah’s not getting super heavy.

Mark Robins:                                                                                                                  Okay.

Damon Walsh:                                                                                                             They fit two different niches.

Mark Robins:                                                                                                                  Appreciate the help.  Force Armor, why is it competitive and your feeling about that?  And are we taking that to other contractors?  Is that, or is that going to be something that you could offer to the customer, the ultimate customer and entice them to do remanufacturing, you know, well in lieu of having that other manu, other contractor’s equipment go back to the other contractors?  And what I mean is, you know, have them bring you their equipment to remanufacture?

Michael Moody:                                                                                                     Just answering, there’s a series of things; let’s just talk about those.  It, Force Armor was, is a proprietary product that was developed in our R&D and obviously with use of blast range.  Why it is, why we think it is such a good solution is that compared to other solutions that are out there, the materials that are involved in producing Force Armor are more readily available and it certainly meets the levels of protection and the survivability the customer is looking for.  We certainly see that it will be fitted to our vehicles and if the customer chooses, retrofitted to our vehicles.  We certainly think that it is available to be fitted, either in a production facility or in kit form to other manufacturers’ vehicles as well.  We have talked to other members of this community, and we are actively engaged in those discussions.

Mark Robins:                                                                                                                  Okay.  So it would be made available to other contractors for their equipment?

Michael Moody:                                                                                                     Yes.

Mark Robins:                                                                                                                  Okay.  All right.  Let’s bring up an old subject because it goes along that R&D expenditure.  What about the wheel blast equipment?  The, I’m sorry, wheel blast technology.

Michael Moody:                                                                                                     The Force, the directional blast…

Mark Robins:                                                                                                                  Yes, sir.

Michael Moody:                                                                                                     [(Unintelligible)] That is a solution that this Company has been working on for some time.  We are now, we now have the appropriate patents in place for that.  We are undertaking some additional testing but certainly that is solution as part of our enhanced activity in R&D that we are focusing on and that’s available, as you know, not just for our vehicles but an enormously wide range of wheeled vehicles.

Mark Robins:                                                                                                                  So it’s now officially in the portfolio and could be made available?

Michael Moody:                                                                                                     It’s officially in the portfolio, yes.

Mark Robins:                                                                                                                  Okay.  Very good.  Thank you and, again, that’s, it’s nice to see you reporting in full glory.  Thank you.

Michael Moody:                                                                                                     Thank you very much.

Operator:                                                                                                                                        There are no further questions.  I’d like to turn the call back over to management for closing remarks.

Michael Moody:                                                                                                     Thank you very much.  I really appreciate everyone’s participation on this call.  It is excellent from our point of view for us to be current with our filings as well, and as I said, we look forward to meeting you on subsequent calls, on the road or at AUSA in Washington, DC.  Thank you very much.

Operator:                                                                                                                                        Thank you.  This concludes today’s teleconference.  You may disconnect your lines at this time.  Thank you for your participation.